Clever Leaves Reports Fourth Quarter and Full Year 2021 Results

- Fourth Quarter and Full Year Revenue Increased 25% and 27%, Respectively -

- Ongoing Commercial Progress in Core Markets and Refined Strategic Focus Provide Strong Foundation for Growth in 2022 -

- Reiterating Previously Provided 2022 Guidance -

BOCA RATON, FL., March 24, 2022 – Clever Leaves Holdings Inc. (Nasdaq: CLVR, CLVRW) (“Clever Leaves” or the “Company”), a leading multinational operator and licensed producer of pharmaceutical-grade cannabinoids, is reporting financial and operating results for the fourth quarter and full year ended December 31, 2021. All financial information is provided in US dollars unless otherwise indicated.

Fourth Quarter 2021 Summary vs. Same Year-Ago Quarter
•Revenue increased 25% to $4.2 million compared to $3.3 million. Cannabinoid revenue increased 11% to $1.1 million compared to $1.0 million, and non-cannabinoid revenue increased 31% to $3.1 million compared to $2.4 million.
•All-in cost per gram of dry flower was $0.47 compared to $0.15, attributed to the continued ramp of early-stage operations in Portugal.
•Gross profit was $(0.3) million, which includes a $3.0 million inventory write-down, compared to $2.3 million. Adjusted gross profit (a non-GAAP financial measure defined and reconciled herein), which excludes such write-down, was flat at $2.7 million.
•Gross margin, which includes such inventory write-down, was (6.9)% compared to 67.9%. Adjusted gross margin (a non-GAAP financial measure defined and reconciled herein), which excludes such write-down, was 64.1% compared to 79.8%.
•Net loss was $24.0 million compared to $0.9 million driven primarily by an $18.5 million non-cash goodwill impairment charge, a $3.3 million non-cash share-based compensation expense, a $3.0 million inventory write-down and higher professional fees related to being a public company and was offset by an $11.5 million gain on measurement of warrant liability.
•Adjusted EBITDA (a non-GAAP financial measure defined and reconciled herein) was $(7.8) million compared to $(6.3) million due to higher expenses related to being a public company.

Full Year 2021 Summary vs. 2020

•Revenue increased 27% to $15.4 million compared to $12.1 million. Cannabinoid revenue increased 29% to $3.2 million compared to $2.5 million, and non-cannabinoid revenue increased 26% to $12.1 million compared to $9.6 million.
•All-in cost per gram of dry flower was $0.22 compared to $0.14, attributed to the continued ramp of early-stage operations in Portugal.
•Gross profit was $6.8 million, which includes a $3.0 million inventory write-down, compared to $7.4 million. Adjusted gross profit, which excludes such inventory write-down, increased 25% to $9.8 million compared to $7.8 million.
•Gross margin was 44.3% compared to 61.2%. Adjusted gross margin, which excludes such inventory write-down, was 63.7% compared to 64.5%.
•Net loss was $45.7 million compared to $25.9 million driven primarily by an $18.5 million non-cash goodwill impairment charge, an $11.5 million non-cash share-based compensation expense, a $3.0 million inventory write-down and higher legal and professional fees related to being a public company and was offset by a $16.9 million gain on measurement of warrant liability.
•Adjusted EBITDA (a non-GAAP financial measure defined and reconciled herein) was $(24.9) million compared to $(23.3) million.

“We have made progress in the fourth quarter by strengthening our operational foundation and advancing our commercial momentum to better position us for 2022,” said Andres Fajardo, President and incoming CEO of Clever Leaves. “We delivered year-over-year revenue growth of 26% and 29% across our non-cannabinoid and cannabinoid businesses, respectively. We also maintained our prudent approach to cost management as we drove continued production efficiencies. We believe the incremental milestones we achieved throughout our first year as a public company will enable us to leverage our low-cost production advantages and advance our global distribution efforts in 2022.

“Our work to optimize our production footprint has positioned us to further enhance how we serve our growing global B2B partner base. In Portugal, after we completed the construction of our cultivation expansion in the third quarter, we received a license from the Portuguese regulatory health authority, INFARMED, I.P. in December for the newly expanded facilities. Finishing the construction and licensing marks the near completion of our capital expenditures cycle, and we remain focused on ramping our Portuguese flower operations as we move past the capital-intensive phase of our growth. In Colombia, we have continued to prepare our operations to support dried flower exports. With our continued production efficiencies in Colombia, and the learnings we’ve gained from our flower operations in Portugal, we believe we are well-positioned for this expanded market opportunity. Once the guidelines are issued from the Colombian authority for the commercial export of dried flower, we expect to begin the export of dried flower in the fourth quarter of 2022.

“From a commercial standpoint, we are entering 2022 with a refined strategic focus as we align our efforts across six key markets: Australia, Germany, Brazil, Israel, the United States, and Colombia. In the last two months alone, we have announced two new supply agreements in Australia and three agreements in Germany, comprising both new partnerships and expanded agreements with current partners. We are making similar commercial strides within Israel, including our recently announced global strategic partnership with InterCure (Nasdaq: INCR). Having launched our CBD brand, JoySol, in the U.S. and sustained our progress with dried flower export preparations in Colombia, we are leveraging our robust distribution and production networks to expand our overall market opportunity. We look forward to providing further updates as we look to continue our momentum throughout the year.

“As we move further into 2022, we believe we are off to a strong start with building upon our solid foundation and transitioning Clever Leaves into its next phase of growth. I am proud of our team’s dedication to supporting our strategy and advancing our position within the global cannabinoid supply chain.”

Fourth Quarter 2021 Financial Results
Revenue in the fourth quarter of 2021 increased 25% to $4.2 million compared to $3.3 million for the same period in 2020, driven by sustained performance strength within the non-cannabinoid segment, as well as the cannabinoid segment.

All-in cost per gram of dry flower in the fourth quarter of 2021 was $0.47 per gram compared to $0.15 per gram for the same period in 2020. The increase was primarily attributable to continued production costs associated with ramping early-stage operations in Portugal, partially offset by sustained cost efficiencies in the Company’s Colombian production operations.

Gross profit, including a $3.0 million inventory write-down, was $(0.3) million compared to $2.3 million for the same period of 2020, with a gross margin of (6.9)% compared to 67.9% for the same period of 2020. Adjusted gross profit, which excludes such write-down, was flat at $2.7 million compared to $2.7 million for the same period of 2020, with an adjusted gross margin of 64.1% compared to 79.8% for the same period of 2020. Adjusted gross profit was primarily driven by the aforementioned revenue growth across both segments of the business, offset by labor and supply chain-related cost impacts within the non-cannabinoid segment.

Operating expenses in the fourth quarter of 2021 were $11.4 million, excluding the impact of an $18.5 million non-cash goodwill impairment charge related to the Company’s acquisition of its Colombia operations in November 2019, compared to $9.6 million for the same period in 2020. The charge was triggered due to certain impairment indicators present during the fourth quarter of 2021, primarily related to the decline in previously forecasted revenues and decline in the Company’s share price. The increase in operating expenses during the fourth quarter was primarily driven by higher non-cash share-based compensation expense, which grew to approximately $3.3 million compared to $0.5 million in the year-ago period, as well as insurance and professional fees related to being a public company, partially offset by continued cost cutting measures.

Net loss in the fourth quarter of 2021 was $24.0 million compared to a net loss of $0.9 million for the same period in 2020. This was driven primarily by $18.5 million of non-cash goodwill impairment taken in the fourth quarter of 2021 in addition to higher non-cash share-based compensation expense, inventory write-down, higher public company expenses, and non-cash interest expense recognized in connection with the conversion feature related to the Company’s Convertible Note due 2024 with Catalina LP, as amended on January 13, 2022 (the “2024 Convertible Note”), partially offset by the gain on remeasurement of warrant liability and continued cost-cutting measures.

Adjusted EBITDA in the fourth quarter of 2021 was $(7.8) million compared to $(6.3) million for the same period in 2020. This was primarily driven by higher public company expenses.

Cash, cash equivalents and restricted cash were $37.7 million at December 31, 2021, compared to $79.5 million at December 31, 2020. The decrease was primarily attributable to sustained operating losses and capital investments partially offset by proceeds from borrowings and from the exercise of public warrants during the year.

Full Year 2021 Financial Results
Revenue in 2021 increased 27% to $15.4 million compared to $12.1 million in 2020. The increase in the Company’s non-cannabinoid segment revenue was primarily driven by stronger demand from specialty distributors combined with less stringent COVID-19 restrictions compared to the prior period, during which the Company saw a decline in sales due to closure of store fronts and a reduction in foot traffic for its retail partners. The increase in the Company’s cannabinoid segment sales was primarily driven by the continued expansion of sales activity.

All-in cost per gram of dry flower in 2021 was $0.22 per gram compared to $0.14 per gram in 2020. The increase was largely driven by production costs associated with ramping early-stage operations in Portugal, partially offset by the sustained cost efficiencies with the Company’s Colombian production operations.

Gross profit, including a $3.0 million inventory write-down, was $6.8 million compared to $7.4 million in 2020, with a gross margin of 44.3% compared to 61.2% in 2020. Adjusted gross profit, which excludes such inventory write-down, increased 25% to $9.8 million compared to $7.8 million in 2020, reflecting a 63.7% adjusted gross margin compared to 64.5% in 2020. The increase in adjusted gross profit was primarily driven by the aforementioned revenue growth across both segments of the business, partially offset by labor and supply chain-related cost impacts within the non-cannabinoid segment.

Operating expenses in 2021 were $45.5 million, which excludes the impact of an $18.5 million non-cash goodwill impairment charge related to the Company’s acquisition of its Colombia operations in November 2019, compared to $34.3 million in 2020, which excludes the impact of a $1.7 million non-cash goodwill impairment charge the Company recorded in the first quarter of 2020 related to the Company’s Herbal Brands acquisition in the non-cannabinoid segment. The increase in operating expenses in 2021 was attributable to increased non-cash share-based compensation expense, which grew to $11.5 million compared to $1.7 million in 2020, as well as insurance and professional fees related to being a public company, partially offset by continued cost-cutting measures.

Net loss in 2021 was $45.7 million compared to a net loss of $25.9 million in 2020. This was driven primarily by $18.5 million of non-cash goodwill impairment taken in the fourth quarter of 2021 in addition to higher non-cash share-based compensation expense, the aforementioned inventory write-down, higher public company expenses, and a non-cash interest expense recognized in connection with the conversion feature related to the 2024 Convertible Note, partially offset by a gain on remeasurement of warrant liability and continued cost-cutting measures.

Adjusted EBITDA in 2021 was $(24.9) million compared to $(23.3) million in 2020. The decrease was mainly driven by public company expenses.

In connection with its audit for the year ended December 31, 2021, the Company identified certain changes to the preliminary unaudited results included in its Current Report on Form 8-K (as amended by Amendment No. 1 to the Current Report on Form 8-K, the “Preliminary Results Form 8-K”) filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 9, 2022. As noted in the Preliminary Results Form 8-K, the estimates and estimated ranges provided therein were prepared by management in good faith based upon internal reporting for the quarter and full year ended December 31, 2021; and the Company’s independent registered public accounting firm, BDO Canada LLP, had not audited, reviewed, compiled or performed any procedures on such preliminary financial data. We have now finalized the audit for our 2021 FYE results and have determined that the Preliminary Results Form 8-K should not be relied upon. This press release supersedes the Preliminary Results Form 8-K and should be read in conjunction with the Company’s Form 10-K for the year ended December 31, 2021, as filed with the SEC.

Reiterated 2022 Outlook and Strategic Growth Objectives
Following on the operational and commercial progress Clever Leaves has made throughout 2021, the Company continues to expect full year 2022 revenue to range between $20 million and $25 million, with an adjusted gross margin between 50% and 55%. Clever Leaves also expects adjusted EBITDA to range between $(23) million and $(20) million. The Company expects approximately $2 million to $3 million of annual capital expenditures, representing an estimated 70% reduction compared to 2021.

The Company has identified the following focused strategic growth objectives and key regions for 2022:

a.Australia: Capitalize on early traction with expansion of flower products and scale and secure additional extract sales agreements.
b.Germany: Commence full commercial launch for the IQANNA flower brand, initiate sales of products through extract B2B partnerships, and activate import path for flower from our Portugal operation.
c.Brazil: Activate sales agreements for products that have recently received regulatory approval and complete approval for other key products.
d.Israel: Scale existing relationships for APIs and secure a large commercial-scale partnership for flower.
e.United States: Commercially launch first CBD brand, JoySol.
f.Colombia: Continue preparation for first flower sales, pending passage of final government resolutions.
While Clever Leaves is committed to accelerating revenue growth and leveraging its low-cost unit economics while driving down its operating expenses and capital intensity, it is focused on improving its balance sheet, which may include several initiatives such as raising capital, reducing working capital and monetizing non-core assets. Additionally, Clever Leaves continues to focus on the relative size of its expense structure. As a result, Clever Leaves believes it is positioned to drive continued growth and create shareholder value.

Conference Call

Clever Leaves will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2021.

Clever Leaves management will host the conference call, followed by a question and answer session.

Conference Call Date: March 24, 2022
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-877-407-9208
International dial-in number: 1-201-493-6784
Conference ID: 13727298

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here.

A telephonic replay of the conference call will also be available after 8:00 p.m. Eastern time on the same day through March 31, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13727298

About Clever Leaves Holdings Inc.

Clever Leaves is a leading multinational operator and licensed producer of pharmaceutical-grade cannabinoids. Its operations in Colombia and Portugal produce cannabinoid active pharmaceutical ingredients (API) and finished products in flower and extract form to a growing base of B2B customers around the globe. Clever Leaves aims to disrupt the traditional cannabis production industry by leveraging environmentally sustainable, ESG-friendly, industrial-scale and low-cost production methods, with the world’s most stringent pharmaceutical quality certifications. We announce material information to the public through a variety of means, including filings with the SEC, press releases, public conference calls, and our website (https://cleverleaves.com). We use these channels, as well as social media, including our Twitter account (@clever_leaves), and our LinkedIn page (https://www.linkedin.com/company/clever-leaves), to communicate with investors and the public about our Company, our products, and other matters. Therefore, we encourage investors, the media, and others interested in our Company to review the information we make public in these locations, as such information could be deemed to be material information. Information on or that can be accessed through our websites or these social media channels is not part of this release, and references to our website addresses and social media channels are inactive textual references only.

Non-GAAP Financial Measures

In this press release, Clever Leaves refers to certain non-GAAP financial measures including Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin. Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin do not have standardized meanings prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Adjusted EBITDA is defined as income/loss from continuing operations before interest, taxes, depreciation, amortization, share-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, gain/loss on remeasurement of warrant liability, and miscellaneous expenses. Adjusted Gross Margin is defined as gross profit excluding inventory write-down. Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin also exclude the impact of certain non-recurring items that are not directly attributable to the underlying operating performance. Clever Leaves considers Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin to be meaningful indicators of the performance of its core business. Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For reconciliations of Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release. We have not provided or reconciled the non-GAAP forward-looking information to their corresponding GAAP measures because the exact amounts for these items are not currently determinable without unreasonable efforts but may be significant.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “outlook,” “pipeline,” “plan,” “predict,” “potential,” “projected,” “seek,” “seem,” “should,” “will,” “would” and similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements as well as our outlook for 2022 are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Important factors that may affect actual results or the achievability of the Company’s expectations include, but are not limited to: (i) expectations with respect to future operating and financial performance and growth, including if or when Clever Leaves will become profitable; (ii) Clever Leaves’ ability to execute its business plans and strategy and to receive regulatory approvals (including its goals in its six key markets); (iii) Clever Leaves’ ability to capitalize on expected market opportunities, including the timing and extent to which cannabis is legalized in various jurisdictions; (iv) global economic and business conditions, including recent economic sanctions against Russia and their effects on the global economy; (v) geopolitical events (including the ongoing military conflict between Russia and Ukraine), natural disasters, acts of God and pandemics, including the economic and operational disruptions and other effects of COVID-19 such as the global supply chain crisis, travel restrictions, delays or disruptions to physical shipments (including outright bans on imported products), delays in issuing licenses and permits, delays in hiring necessary personnel to carry out sales, cultivation and other tasks, and financial pressures upon Clever Leaves and its customers; (vi) regulatory developments in key markets for the Company's products, including international regulatory agency coordination and increased quality standards imposed by certain health regulatory agencies, and failure to otherwise comply with laws and regulations; (vii) uncertainty with respect to the requirements applicable to certain cannabis products as well as the permissibility of sample shipments, and other risks and uncertainties; (viii) consumer, legislative, and regulatory sentiment or perception regarding Clever Leaves’ products; (ix) lack of regulatory approval and market acceptance of Clever Leaves’ new products which may impede its ability to successfully commercialize its CBD brand in the United States; (x) the extent to which Clever Leaves’ is able to monetize its existing THC market quota within Colombia; (xi) demand for Clever Leaves’ products and Clever Leaves’ ability to meet demand for its products and negotiate agreements with existing and new customers, including the sales agreements identified as a part of the Company’s 2022 strategic growth objectives; (xii) developing product enhancements and formulations with commercial value and appeal; (xiii) product liability claims exposure; (xiv) lack of a history and experience operating a business on a large scale and across multiple jurisdictions; (xv) limited experience operating as a public company; (xvi) changes in currency exchange rates and interest rates; (xvii) weather and agricultural conditions and their impact on the Company’s cultivation and construction plans, (xviii) Clever Leaves’ ability to hire and retain skilled personnel in the jurisdictions where it operates; (xix) Clever Leaves’ rapid growth, including growth in personnel; (xx) Clever Leaves’ ability to remediate a material weakness in its internal control cover financial reporting and to develop and maintain effective internal and disclosure controls; (xxi) potential litigation; (xxiii) access to additional financing; and (xxiv) completion of our construction initiatives on time and on budget. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Clever Leaves’ most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Clever Leaves and attributable to Clever Leaves or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Clever Leaves expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Clever Leaves Investor Inquiries:
Cody Slach or Jackie Keshner
Gateway Group, Inc.
+1-949-574-3860
CLVR@gatewayir.com

Clever Leaves Press Contacts:
Rich DiGregorio
KCSA Strategic Communications
+1-856-889-7351
rdigregorio@kcsa.com

Diana Sigüenza
Strategic Communications Director
+57-310-236-8830
diana.siguenza@cleverleaves.com

Clever Leaves Commercial Inquiries:
Andrew Miller
Vice President Sales - EMEA, North America, and Asia-Pacific
+1-416-817-1336
andrew.miller@cleverleaves.com

CLEVER LEAVES HOLDINGS INC.
Consolidated Statements of Financial Position
(Amounts in thousands of U.S. Dollars, except share and per share data)
(Audited)

	December 31, 2021	December 31, 2020
Assets
Current:
Cash and cash equivalents	$37,226	$79,107
Restricted cash	473	353
Accounts receivable, net	2,222	1,676
Prepaids, advances and other	2,668	3,174
Other receivables	2,396	1,306
Inventories, net	15,408	10,190
Total current assets	60,393	95,806

Investment – Cansativa	1,458	1,553
Property, plant and equipment, net	30,932	25,680
Intangible assets, net	23,117	24,279
Goodwill	—	18,508
Other non-current assets	260	52
Total Assets	$116,160	$165,878

Liabilities
Current:
Accounts payable	$3,981	$4,429
Accrued expense and other current liabilities	2,898	4,865
Convertible note due 2024, current portion	16,559	—
Loans and borrowings, current portion	949	880
Warrant liability	2,205	19,061
Deferred revenue	653	870
Total current liabilities	27,245	30,105
Convertible note due 2024	1,140	—
Convertible notes due 2022	—	27,142
Loans and borrowings	6,447	5,821
Deferred revenue	1,548	1,167
Deferred tax liabilities	6,650	5,700
Other long-term liabilities	360	693
Total Liabilities	$43,390	$70,628
Contingencies and commitments
Shareholders’ equity
Additional paid-in capital	187,510	164,264
Accumulated deficit	(114,740)	(69,014)
Total shareholders' equity	72,770	95,250
Total liabilities and shareholders' equity	$116,160	$165,878

CLEVER LEAVES HOLDINGS INC.
Consolidated Statements of Operations and Comprehensive Loss
(Amounts in thousands of U.S. Dollars, except share and per share data)
(Audited)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Revenue	$4,194	$3,347	$15,374	$12,117
Cost of sales:
Cost of sales, before inventory write-down	(1,505)	(676)	(5,585)	(4,305)
Inventory write-down	(2,980)	(399)	(2,980)	(399)
Total cost of sales	(4,485)	(1,075)	(8,565)	(4,704)
Gross Profit	(291)	2,272	6,809	7,413

Expenses
General and administrative	7,980	7,708	38,398	28,819
Sales and marketing	1,499	285	3,796	2,577
Research and development	1,546	994	1,546	1,009
Goodwill impairment	18,508	—	18,508	1,682
Depreciation and amortization	328	603	1,768	1,854
Total expenses	29,861	9,590	64,016	35,941

Loss from operations	(30,152)	(7,318)	(57,207)	(28,528)

Other Expense (Income), net
Interest and amortization of debt issuance cost	4,435	1,462	6,818	4,455
Gain on remeasurement of warrant liability	(11,466)	(10,780)	(16,856)	(10,780)
Loss on investments	—	178	—	464
(Gain) loss on debt extinguishment, net	113	2,360	(3,262)	2,360
Loss on fair value of derivative instrument	—	600	—	657
Foreign exchange loss	139	36	1,276	491
Other income, net	(379)	(312)	(502)	(284)
Total other income, net	(7,158)	(6,456)	(12,526)	(2,637)

Loss before income taxes and equity investment loss	$(22,994)	$(862)	$(44,681)	$(25,891)
Deferred income tax expense	950	—	950	—
Equity investment share of loss	56	18	95	4
Net loss	$(24,000)	$(880)	$(45,726)	$(25,895)
Net Loss attributable to non-controlling interest	—	2,662	—	—
Net loss attributable to Clever Leaves Holdings Inc. common shareholders	$(24,000)	$(3,542)	$(45,726)	$(25,895)
Net loss per share attributable to Clever Leaves Holdings Inc. - basic and diluted	$(0.91)	$(0.34)	$(1.78)	$(3.34)
Weighted-average common shares outstanding - basic and diluted	26,353,878	10,551,668	25,690,096	10,815,580

CLEVER LEAVES HOLDINGS INC.
Consolidated Statements of Cash Flows
(Amounts in thousands of U.S. Dollars)
(Audited)

	For the year ended
	December 31, 2021	December 31, 2020
Cash Flow from Operating Activities
Net loss	$(45,726)	$(25,895)
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	3,508	3,590
Amortization of debt discount and debt issuance cost	4,227	426
Fixed Asset write-off	228	—
Inventory write-down	2,980	399
Gain on remeasurement of warrant liability	(16,856)	(10,780)
Deferred tax	950	—
Foreign exchange loss	1,276	491
Share-based compensation expense	11,451	1,652
Goodwill impairment	18,508	1,682
Loss on investment	—	319
Loss on equity method investment, net	95	148
(Gain) loss on debt extinguishment, net	(3,262)	2,360
Loss on derivative instruments	—	657
Other non-cash expense, net	697	3,426
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(546)	(1,150)
Decrease in prepaid expenses	506	118
(Increase) in other receivables and other non-current assets	(1,298)	(230)
(Increase) in inventory	(8,198)	(5,173)
(Decrease) increase in accounts payable and other current liabilities	(4,197)	3,198
(Decrease) increase in accrued and other non-current liabilities	(576)	2,801
Net cash used in operating activities	$(36,233)	$(21,961)

Cash Flow from Investing Activities
Purchase of property, plant and equipment	(7,280)	(3,665)
Net cash used in investing activities	$(7,280)	$(3,665)

Cash Flow from Financing Activities
Proceeds from issuance of long-term debt	25,000	9,737
Repayment of debt	(26,538)	(4,191)
Other borrowings	2,917	992
Proceeds from issuance of shares, net of issuance costs	—	18,021
Purchase and cancellation of shares	—	(6,250)
Proceeds from exercise of warrants	1,410	—
Deferred debt issuance costs	(965)	—
Stock option exercise	10	20
Business Combination and PIPE financing, net of costs paid	—	73,509
Net cash provided by financing activities	$1,834	$91,838
Effect of exchange rate changes on cash, cash equivalents & restricted cash	(82)	50
(Decrease)/ increase in cash, cash equivalents & restricted cash	$(41,761)	$66,262
Cash, cash equivalents & restricted cash, beginning of period	79,460	13,198
Cash, cash equivalents & restricted cash, end of period	$37,699	$79,460

CLEVER LEAVES HOLDINGS INC.
Adjusted EBITDA Reconciliation (Non-GAAP Measure)
(Amounts in thousands of U.S. Dollars)
(Audited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net Loss	$(24,000)	$(880)	$(45,726)	$(25,895)
Gain on remeasurement of warrant liability	(11,466)	(10,780)	(16,856)	(10,780)
Net Loss (Excl. Gain on remeasurement of warrant liability)	$(35,466)	$(11,660)	$(62,582)	$(36,675)
Share-based compensation	3,314	450	11,451	1,652
Goodwill impairment	18,508	—	18,508	1,682
Depreciation & amortization	539	603	2,354	1,854
Interest expense, net	4,435	1,462	6,818	4,455
Loss on investment / equity investments share of loss	—	178	—	464
Foreign exchange loss	139	36	1,276	491
Loss on fair value of derivative instrument	—	600	—	657
(Gain) loss on debt extinguishment, net	113	2,360	(3,262)	2,360
Deferred income tax expense	950	—	950	—
Equity investment share of loss	56	18	95	4
Other income, net	(379)	(312)	(502)	(284)
Adjusted EBITDA (Non-GAAP Measure)	$(7,791)	$(6,265)	$(24,894)	$(23,340)

CLEVER LEAVES HOLDINGS INC.
Adjusted Gross Profit Reconciliation (Non-GAAP Measure)
(Amounts in thousands of U.S. Dollars)
(Audited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue	$4,194	$3,347	$15,374	$12,117
Cost of sales, before inventory write-down	(1,505)	(676)	(5,585)	(4,305)
Inventory write-down	(2,980)	(399)	(2,980)	(399)
Gross Profit	$(291)	$2,272	$6,809	$7,413
Inventory write-down	(2,980)	(399)	(2,980)	(399)
Adjusted Gross Profit (Non-GAAP Measure)	$2,689	$2,671	$9,789	$7,812

Gross Margin (%)	(6.9)%	67.9%	44.3%	61.2%
Adjusted Gross Margin (%)	64.1%	79.8%	63.7%	64.5%